Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into effective as of May 1, 2013 (the “Effective Date”), by and between China Gerui Advanced Materials Group Limited, a British Virgin Islands company (the “Company”), and Cambelle-Inland, LLC, a Delaware limited liability company (“Consultant”). Each of the Company and Consultant is referred to as a “Party” and the Company and Consultant are collectively referred to as the “Parties.”

RECITALS

A.	The Company desires to obtain the services of Consultant, and Consultant desires to provide consulting services to the Company, upon the terms and conditions set forth below.

B.	As of the Effective Date, Consultant and the Company have entered into that certain “Warrant Agreement” and that certain Form of Warrant, with the Company for the issuance of a warrant for the purchase of the Company’s ordinary shares (the “Warrant”), and that certain Registration Rights Agreement, for the registration of the Warrant Shares, as that term is defined in the Warrant Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.          Consulting ARRANGEMENT.

1.1           Services. The Company hereby retains Consultant to serve as a strategic consultant to advise the Company on the development and execution of a global growth, operational and acquisitions strategy for the Company and such other opportunities as the Company and Consultant may from time to time agree and to exercise such authority, perform such duties and functions and discharge such responsibilities as the Company may from time to time determine, consistent with the Consultant’s position in the Company.

1.2           Scope of Work. Consultant is fully committed to the future success of its collaboration with the Company. The Consultant team will help the Company achieve its goals, which include executing a global M&A strategy, thereby enhancing shareholder value. As part of its responsibilities under this Agreement, Consultant will, subject to the direction of the Board of Directors of the Company:

a.	Focus on an M&A strategy for the Company, using its experience and resources, and treat this as the highest priority;

b.	With the assistance of the Company, prepare a one-year monthly forecast of the Company’s income statement and balance sheet;

c.	Construct, propose, and help execute the M&A strategy;

d.	Identify suitable acquisition targets, and take leadership in conducting the business analysis

e.	Prepare and discuss with the Company the business case or rationale for proposed acquisitions in order to form consensus;

f.	Lead the execution of the acquisition work;

g.	Communicate the Company’s new strategy and its progress to the stock market;

h.	Make investor presentations, if necessary, to promote the Company’s investment story; and

i.	Source necessary financings in connection with the acquisitions.

1.3           Objective. The Company and the Consultant agree that the parties’ objective is to complete 1-2 acquisitions during the Term of this Agreement. Assuming the Term is extended for an additional two years or the Consultant is otherwise engaged by the Company on mutually agreeable terms for a further two years beyond the end of the Term, the parties will work together toward the goal of achieving consolidated revenue for the Company and its subsidiaries of $2 billion by the end of the third year of the Consultant’s work for the Company.

1.4           Compensation. In consideration for the services provided by the Consultant hereunder, the Company shall pay the Consultant a cash fee of $500,000, payable $125,000 on May 10, 2013, August 10, 2013, November 10, 2013 and February 10, 2014. The Consultant agrees to waive participation in all of Company’s employee benefit plans, programs or arrangements, to the extent legally possible without violating the terms of any such plans, programs or arrangements, and sign any documentation that may be necessary to effect such waiver. The Company shall also execute and issue the Warrant.

2.          Term; Termination. This Agreement shall be effective as of the Effective Date and shall continue in effect until the first anniversary of the Effective Date (the “Term”).

3.          Relationship of the Parties; Taxes. Both the Company and Consultant acknowledge that Consultant will act as an independent contractor in the performance of his duties under this Agreement. Nothing contained in this Agreement shall be deemed to constitute a relationship of agency, joint venture, partnership or any other relationship than that specified. Consultant agrees, as an independent contractor, that neither it nor its personnel performing the Services shall be entitled to unemployment benefits or workers' compensation benefits. Consultant will be solely responsible to pay any and all local, state, and/or federal income, social security, unemployment taxes for itself and its personnel, as well as workers’ compensation coverage. Consultant further acknowledges and agrees that neither it nor its personnel shall receive any employee benefits of any kind from the Company.

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4.          Miscellaneous.

4.1           Governing Law. The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. Each of the Parties hereto and their assigns hereby consents to the exclusive jurisdiction and venue of the Courts of the State of Delaware and the United States District Court for the District of Delaware with respect to any matter relating to this Agreement, and performance of the Parties’ obligations hereunder and thereunder, the documents and instruments executed and delivered concurrently herewith or pursuant hereto and performance of the Parties’ obligations thereunder and each of the Parties hereto hereby consents to the personal jurisdiction of such courts and shall subject itself to such personal jurisdiction. Any action, suit or proceeding relating to such matters shall be commenced, pursued, defended and resolved only in such courts and any appropriate appellate court having jurisdiction to hear an appeal from any judgment entered in such courts. The Parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. Service of process in any action, suit or proceeding relating to such matters may be made and served within or outside the State of Delaware by registered or certified mail to the Parties and their representatives at their respective addresses specified in Section 0 hereof, provided that a reasonable time, not less than thirty (30) days, is allowed for response. Service of process may also be made in such other manner as may be permissible under the applicable court rules. THE PARTIES HERETO WAIVE TRIAL BY JURY.

4.2           Confidentiality

(i)          For purposes of this Agreement, the term “Confidential Information” means any information disclosed by the Company to Consultant or from Consultant to the Company, either directly or indirectly, in writing, orally or by inspection of tangible objects (including without limitation documents, prototypes, samples, plant and equipment), including any trade secrets, patents, copyrighted material, computer applications, systems, software and programs, lists of clients and client contacts and requirements, lists of referrals, lists of employees, lists of assets, vendors, suppliers, confidential business information (whether or not marked as confidential), including strategic plans and business dealings regarding a party’s financing arrangements, and all other ideas, processes, designs, discoveries, inventions, improvements, concepts, methods, procedures, techniques, written material, and other know-how, not generally known in the trade or industry (whether or not patentable or entitled to trademark, copyright, or other protection), developed or used in connection with the party’s business, any other information which is to be treated as confidential or non-public because of any duty of confidentiality owed by that party to a third party, and any other information which the party shall, in the ordinary course, use and not release externally, except subject to restrictions on use and disclosure.

(ii)         Notwithstanding the provisions of Section 0, Confidential Information does not include information that (a) is or becomes generally publicly available other than as a result, directly or indirectly, of a party’s disclosure; (b) is or becomes available to a party on a non-confidential basis from a source other than through that party or its representatives, provided that such source is not bound by a confidentiality agreement with that party or otherwise prohibited from transmitting the information to the other party by a contractual or legal obligation; or (c) is developed, generated or produced by Consultant for the Company in the course of the performance of Consultant’s obligations under this Agreement.

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(iii)        The Receiving Party acknowledges that it has been or will be given access to Confidential Information during the Term, and except as set forth herein, will not disclose to any person or entity, exclusive of directors, officers, employees or agents of the Disclosing Party, any Confidential Information without, and subject to the terms of, the prior written authorization of the Disclosing Party.

(iv)        If in any legal or regulatory proceeding the Receiving Party is requested or ordered to disclose any of the Confidential Information, it will provide the Disclosing Party with prompt notice so that the Disclosing Party, whether aided by Receiving Party or as an intervenor, may seek to prevent disclosure or, if that cannot be achieved, the entry of a protective order or other appropriate protective device or procedure in order to assure, to the extent practicable, compliance with the terms of this Agreement. If a protective order or other remedy satisfactory to the Disclosing Party is not obtained, the Receiving Party will disclose only that portion of the Confidential Information that it is advised by counsel is legally required to be disclosed (and will provide a copy of any written memorandum in that connection to the Disclosing Party or its counsel as part of a common defense), and the Receiving Party will exercise its best efforts to obtain a written protective order or other reliable assurance that confidential treatment shall be accorded that portion of the Confidential Information.

(v)         Consultant acknowledges that Consultant is aware (i) that the United States securities laws restrict any person who has material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (ii) of Consultant’s responsibilities under the 1934 Securities Exchange Act, as amended (the “Exchange Act”) and the rules and regulations promulgated under the Exchange Act and agrees that the Consultant will neither use, nor cause any third party to use, any Confidential Information in contravention of the Exchange Act or any such rules and regulations, including Rule 10b-5 promulgated by the Securities and Exchange Commission.

4.3           Non-Competition and Non-Solicitation

(i)          Consultant agrees that, for the Term of this Agreement (the “Non-Competition Period”), without the advance consent of the Board of Directors of the Company or as otherwise provided in this Agreement, Consultant shall not purchase (or seek to purchase) the equity or assets of a direct competitor of the Company in China. In addition, during the Non-Competition Period, the Consultant shall provide the Company with a first opportunity to review all potential transactions developed by Consultant in the Industry in China and North America (a “Potential Transaction”). For purposes of this Agreement, “Industry” means the industry sector comprising the production, sales and distribution of metals. Within thirty (30) calendar days of the submission by Consultant to the Company of a Potential Transaction, the Company may authorize Consultant to proceed with the Potential Transaction through a nonbinding term sheet to be presented to the target company or a similar transaction-related document. If the Company does not provide such authorization, Consultant is permitted to proceed independently with the Potential Transaction and is not subject to any non-competition or other restrictions.

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(ii)         Consultant shall not, and will cause each of its affiliates and associates not to, during the Term of this agreement, without the prior approval of the Board of Directors of the Company, directly or indirectly, (i) propose to any Person, or effect or seek to effect, whether alone or in concert with others, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities;, (ii) make or in any way participate in any “solicitation of proxies” (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) or consents to vote, or seek to advise or influence any Person with respect to the voting of, any securities of the Company, (iii) form, join, encourage, influence, advise or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust or similar arrangement, (iv) (A) initiate, propose or otherwise “solicit” (as such terms are used in the proxy rules of the SEC) shareholders of the Company for the approval of any shareholder proposal or cause or encourage any Person to initiate any such shareholder proposal; (B) seek to call, or request the call of, or call a special meeting of the shareholders of the Company; or (C) seek the written consent of the shareholders of the Company; (v) otherwise act or seek to control the management, Board of Directors or policies of the Company, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, (vii) make any public disclosure, or take any action which would require the Company to make any public disclosure regarding the possibility of a business combination or merger, (viii) advise, assist, induce or direct any Person to advise, assist, or induce any other Person in connection with any of the foregoing; or (ix) seek or request permission or participate in any effort to do any of the foregoing or make or seek permission to make any public announcement with respect to the foregoing.

(ii)         During the Non-Competition Period, Consultant shall not (i) solicit, raid, entice, induce or contact, or attempt to solicit, raid, entice, induce or contact, any Person that is known to Consultant to be a customer of any of the Company or its affiliates (the “CHOP Entities”) to become a customer of any other Person for products or services the same as, or competitive with, those products and services sold, rented, leased, rendered or otherwise made available to customers by any of the CHOP Entities as of the date hereof, as well as products and services in any stage of development by any of the CHOP Entities as of the date hereof (although not yet commercialized or not generally available), or approach any such Person for such purpose or authorize the taking of such actions by any other Person or assist or participate with any such Person in taking such action, or (ii)solicit, raid, entice, induce or contact, or attempt to solicit, raid, entice, induce or contact, any Person that currently is or at any time during the Non-Competition Period shall be (or, in the case of termination is at the time of termination), an employee, agent or consultant of any of the CHOP Entities to leave such CHOP Entity), and Consultant shall not approach any such employee, agent or consultant for such purpose or authorize or participate with the taking of such actions by any other Person or assist or participate with any such Person in taking such action.

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(iii)        For purposes of this Agreement, “Person” means and shall include a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof) and shall be construed broadly.

4.4           Assignment, Delegation and Subcontracting. Neither party may assign, delegate or subcontract its rights or obligations under this Agreement without express written consent of the other party.

4.5           Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subjects hereof and no Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

4.6           Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the Parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.7           Amendment and Waiver. Except as otherwise provided herein, any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), with the written consent of the Company and Consultant.

4.8           Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be effective when delivered personally, or sent by telex or telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested) in each case to the appropriate address set forth below:

If to the Company:	China Gerui Advanced Materials Group Limited
1 Shuanghu Development Zone
Xinzheng City
Zhengzhou, Henan Province 451191
People’s Republic of China
Attn: Chief Financial Officer
Fax No.: +86-371-6771 8787

With a copy to:	Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304
Attn: Thomas M. Shoesmith

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Fax No.: +1 650 233 4545

If to Consultant:	Cambelle-Inland, LLC
1325 Avenue of the Americas, 27th Floor
New York, New York 10019
United States of America
Attention: Craig T. Bouchard
Fax No.: +1 212 678 9230

With a copy to:	Crowell & Moring LLP
275 Battery Street, 23rd Floor
San Francisco, California 94110
United States of America
Attn: Murray Indick
Fax No.: +1.415.986.2827

4.9           Faxes and Counterparts. This Agreement may be executed in one or more counterparts. Delivery of an executed counterpart of the Agreement or any Exhibit attached hereto by facsimile transmission or PDF shall be equally as effective as delivery of an executed hard copy of the same.

4.10         Titles and Subtitles; Currency. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Use of “$” refers to U.S. dollars.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

Cambelle-Inland, LLC		China Gerui advanced Materials
Group Limited

by:	/s Craig T. Bouchard	By:	/s/ Lu Mingwang
Name: Craig T. Bouchard		Name: Lu Mingwang
Title: Chief Executive Officer		Title: Chairman

 Signature Page to the Consulting Agreement